FIRST AMENDMENT TO FINANCIAL AGENT AGREEMENT

THIS AMENDMENT made effective as of the 27th day of February, 1998 amends that certain Financial Agent Agreement dated December 11, 1996 by and between Phoenix Equity Planning Corporation and Phoenix-Aberdeen Series Fund (the "Agreement") as hereinbelow provided.

                              W I T N E S S E T H :

     WHEREAS, the parties hereto wish to amend the Agreement to eliminate the provision that states that Financial Agent is not responsible for the acts or omissions of any agent appointed by it:

     NOW, THEREFORE, in consideration of the foregoing premise, the first sentence of Paragraph 4 of the Agreement is amended to read as follows:

     "Financial Agent shall not be liable for anything done or omitted to be done by it in the exercise of due care in discharging its duties specifically described hereunder."

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers on this 23rd day of March, 1998.


                                      PHOENIX-ABERDEEN SERIES FUND

                                      By: /s/ Michael E. Haylon
                                          ----------------------------
                                          Michael E. Haylon
                                          Executive Vice President


                                      PHOENIX EQUITY PLANNING CORPORATION

                                      By: /s/ Michael E. Haylon
                                          ----------------------------
                                          Philip R. McLoughlin
                                          President